[POLICY NUMBER: VP99999990]

POLICY SPECIFICATIONS

[1 YEAR INDEXED ACCOUNT]

[This is an Eligible Indexed Account under the Minimum Indexed Benefit Rider.]

Indexed Account Factors

Segment Term:	[1 Year]
Minimum Segment Guaranteed Interest Rate:	[0.00]%
Cumulative Minimum Segment Guaranteed Interest Rate:	[0.00]%
Guaranteed Minimum Participation Rate:	[100]% for the Segment Term
Guaranteed Minimum Growth Cap:	[2]% for the Segment Term
[Guaranteed Minimum Segment Adjustment Factor:	[1.00] for the Segment Term]

Overview — This describes the Indexed Account Factors and method used in calculating Segment Indexed Interest for each Segment of this Indexed Account.  The Indexed Account Factors used in determining the credited rate from the index are not guaranteed and can be changed by us for future segments, subject to the guarantees in the policy, and any such changes can affect the return.  Also, see Indexed Fixed Options.

Index — The Index is the S&P 500® Index, excluding dividends. If the S&P 500® Index is discontinued, or if we are unable to use it for reasons beyond our control, we will substitute a successor index of our choosing subject to approval by the Interstate Insurance Product Regulation Commission (IIPRC). In such case, we will notify you and any assignee of record of the change at each last known address.

Segment Indexed Interest — At Segment Maturity, Segment Indexed Interest will be credited to the Segment and is equal to the Segment Indexed Interest Rate multiplied by the average of all Segment Monthly Balances over the entire Segment Term.  [That amount will then be multiplied by the Segment Adjustment Factor to determine the final Segment Indexed Interest credited at Segment Maturity.]

Segment Monthly Balance — The Segment Monthly Balance is, as of the end of any Segment Month, the amount initially transferred to the Segment on the Segment Date minus all Segment Deductions, excluding any interest that may have been credited to the Segment.

Segment Indexed Interest Rate — The Segment Indexed Interest Rate reflects any growth in the Index multiplied by the Participation Rate, subject to the Growth Cap, that exceeds the Cumulative Minimum Segment Guaranteed Interest Rate.  The Segment Indexed Interest Rate is equal to [the lesser of (a × b) and c] - d, such result being not less than zero, where:

a = Index Growth Rate;

b = Participation Rate;

c = Growth Cap; and

d = Cumulative Segment Guaranteed Interest Rate.

Index Growth Rate — In calculating the Segment Indexed Interest, the Index Growth Rate for that Segment Term is first calculated, as (f ÷ e) – 1, where:

e = the Closing Value of the Index as of the day before the beginning of the Segment Term; and

f = the Closing Value of the Index as of the day before the end of the Segment Term.

Participation Rate — This is the percentage of the Index Growth Rate that is used in calculating the Segment Indexed Interest Rate.  The Guaranteed Minimum Participation Rate is shown above.  We may declare a higher Participation Rate. Your Participation Rate for each Segment will be shown in your Annual Report or other written notice.

ICC20 I20V1NDX

Growth Cap — This is the maximum total interest rate for a Segment over the Segment Term, including both the Cumulative Segment Guaranteed Interest Rate and the Segment Indexed Interest Rate.  The Guaranteed Minimum Growth Cap is shown above.  We may declare a higher Growth Cap.  Your Growth Cap for each Segment will be shown in your Annual Report or other written notice.

Segment Guaranteed Interest Rate — The Segment Guaranteed Interest Rate is the Cumulative Segment Guaranteed Interest Rate converted to an annual rate.  The Segment Guaranteed Interest Rate is then used to calculate the amount of Segment Guaranteed Interest that is credited to each Segment. The Minimum Segment Guaranteed Interest Rate is shown above.  We may declare a higher Segment Guaranteed Interest Rate.

Cumulative Segment Guaranteed Interest Rate — The Cumulative Segment Guaranteed Interest Rate is the Segment Guaranteed Interest Rate compounded annually for the number of years of the Segment Term.  The Cumulative Minimum Segment Guaranteed Interest Rate is shown above.

[Segment Adjustment Factor — This is one factor used in determining the final Segment Indexed Interest that is credited at Segment Maturity. The Guaranteed Minimum Segment Adjustment Factor is shown above. We may use a higher Segment Adjustment Factor to determine the final Segment Indexed Interest credited at Segment Maturity.  The Segment Adjustment Factor that is in effect when the Segment is created is guaranteed for the duration of that Segment.]

Product — Refers to the product provided by this policy.

[The “S&P 500 INDEX” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Pacific Life Insurance Company.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Pacific Life Insurance Company. It is not possible to invest directly in an index.  Pacific Life Insurance Company’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of Pacific Life Insurance Company’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Pacific Life Insurance Company’s Product(s) particularly or the ability of the S&P 500 INDEX to track general market performance.  Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Pacific Life Insurance Company with respect to the S&P 500 INDEX is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors.  The S&P 500 INDEX is determined, composed and calculated by S&P Dow Jones Indices without regard to Pacific Life Insurance Company or Pacific Life Insurance Company’s Product(s).  S&P Dow Jones Indices has no obligation to take the needs of Pacific Life Insurance Company or the owners of Pacific Life Insurance Company’s Product(s) into consideration in determining, composing or calculating the S&P 500 INDEX.  S&P Dow Jones Indices is not responsible for and have not participated in the determination of the prices, and amount of Pacific Life Insurance Company’s Product(s) or the timing of the issuance or sale of Pacific Life Insurance Company’s Product(s) or in the determination or calculation of the equation by which Pacific Life Insurance Company’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Pacific Life Insurance Company’s Product(s). There is no assurance that investment products based on the S&P 500 INDEX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment or tax advisor.  A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY PACIFIC LIFE INSURANCE COMPANY, OWNERS OF PACIFIC LIFE INSURANCE COMPANY’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PACIFIC LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]